SCHEDULE A

ABSOLUTE SHARES TRUST

The following series of Absolute Shares Trust are subject to this Plan, at the fee rates specified:

Fund	Fee (as a Percentage of Average Daily Net Assets of the Fund)*
WBI Tactical SMG Shares
WBI Tactical SMV Shares
WBI Tactical SMY Shares
WBI Tactical SMS Shares
WBI Tactical LCG Shares
WBI Tactical LCV Shares
WBI Tactical LCY Shares
WBI Tactical LCS Shares
WBI Tactical Income Shares
WBI Tactical High Income Shares
WBI Tactical Rotation Shares
0.25% 0.25% 0.25% 0.25% 0.25% 0.25% 0.25% 0.25% 0.25% 0.25% 0.25%

* The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the then current Prospectus for the determination of the net asset value of Creation Units. Plan payments shall be made within ten (10) days of the end of each calendar month unless otherwise agreed by the parties and approved or ratified by the Trustees.

Adopted:       June 11, 2014
Amended:    August 5, 2015 (add WBIR, change names)